UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Freedom Environmental Services, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	56-2291458
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7395 Hoffner Avenue
Orlando, Florida	32822
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407-658-6100)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:
None

Securities to be registered pursuant to Section 12(g) of the Exchange Act:
Common Stock, $0.001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

FORWARD-LOOKING STATEMENTS
This Form 10, including the documents that will be incorporated by reference into this Form 10, contains “forward-looking statements” regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this Form 10 are typically identified by words such as “anticipate,” “believe,” “expect,” “estimate,” “intend,” “will,” “may” and other similar expressions. These forward-looking statements may include, among other things, statements about:
  •   Our capital needs

  •   The competitiveness of the business in our industry

  •   Our strategies

  •   Other statements that are not historical facts.

These statements are only predictions, based on our current expectations about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties, and our actual results, performance, or achievements could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause our actual results, performance, or achievements to differ include the following, among others:
  •   Changes in general economic and business conditions

  •   Actions of our competitors

  •   Changes in any regulatory requirements

  •   The time and expense involved in research and development activities

  •   Changes in our business strategies

The forward-looking statements in this Form 10 reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We do not undertake any responsibility to update information in this Form 10 or incorporate by reference into this Form 10 if any forward-looking statement later turns out to be inaccurate.

Item 1. Business.

Business Development

We were incorporated in the State of Delaware October 6, 1978 as United States Aircraft Corp and have undergone numerous name changes, the most recent being on June 11, 2008 when we amended our certificate of incorporation in order that we may change our name from BMXP Holdings, Inc. to Freedom Environmental Services, Inc.

On December 6, 2004, we acquired Bio-Matrix Scientific, Inc. (Bio), a Delaware corporation, and changed our name to Bio-Matrix Scientific Group, Inc.  This transaction has been accounted for as a recapitalization or reverse merger whereby Bio would be considered the accounting acquirer, and the accounting history of the acquirer would be carried forward as the history for us and no goodwill would be recorded.

On July 3, 2006 we exchanged 100% of the of the share capital of our wholly owned subsidiary, Bio-Matrix Scientific Group, Inc., a Nevada corporation (“BMSG”) engaged in the business of stem cell banking and the development of medical devices, for 10,000,000 common shares in Tasco International Holdings, Inc, a Delaware corporation which was subsequently renamed Bio-Matrix Scientific Group, Inc. (“BMSN”)

On May 23, 2007 we transferred ownership of  11,462,570 common shares of BMSN (including  1,462,570 of the common shares of BMSN issued to us in full satisfaction of the amount then owed to us of $1,191,619)  to the BMXP Holdings, Inc. Shareholders Business Trust  (the “BMXP Trust”)  for benefit of our shareholders of record as of May 23, 2007.

From May 23, 2007 to June 24, 2008 we were a “shell company” as that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

On June 24, 2008 we acquired 100% of the membership interests in Freedom Environmental Services, LLC (“FELC”), a Florida Limited Liability Company, for consideration consisting of 20,704,427 shares of our common stock of the Issuer.

As a result of this transaction, the former members of FELC held approximately 59% of our voting capital stock immediately after the transaction and the composition of our senior management became the senior management of FELC.  For financial accounting purposes, this acquisition was a reverse acquisition of the Issuer by FELC under the purchase method of accounting, and was treated as a recapitalization with FELC as the acquirer in accordance with Paragraph 17 of SFAS 141.

Within the last three years, we have not:
been in bankruptcy, receivership or any similar proceeding;
been in default of the terms of any note, loan, lease, or other indebtedness or financing arrangement requiring the issuer to make payments been subject to any current, past, pending or threatened legal proceedings or administrative actions either by or against us that could have a material effect on our business, financial condition, or operations and any current, past or pending trading suspensions by a securities regulator.

Principal products or services and their markets;

Through FELC we provide Wastewater and Storm-water System Management, Grease and Organics Collection and Disposition, and Commercial Plumbing and Water System Management to the commercial, industrial, and municipal markets throughout Central Florida as well as septic system maintenance and repair to the residential market throughout Central Florida.

Wastewater and Storm-water System Management includes providing services to the commercial and municipal sector such as the installation and repair of the components of waste collection and disposition, potable water and exterior drainage systems.

Grease and Organics Collection and Disposition include the collection and disposal of grease waste from commercial restaurants and hotels as well as raw sewerage from septic tanks, both residential and commercial.

Commercial Plumbing services include pump systems installation, repairs and maintenance and general activities related to the profession of plumbing.

Labor required to provide these services is made available either through existing employees or by subcontractors depending on the demands of the project and availability of resources.

We also intend to develop and produce fuels and natural bio-organic products (such as fertilizer) derived from waste and by-products.

Our plans in this area consist of attempting to develop a series of Vertical Organic Collection System platforms within regional and super-regional metropolitan areas by acquiring market leading operators as platforms and utilizing this business model in building regional facilities to produce high grade fuel and bio-organic nutrient products converted from commercial, industrial and residential waste products in the southeast and nationwide (“Biofuel”).

A Vertical Organic Collection System platform would be defined by us as a business enterprise which would control each step in the production of Biofuel.

It is anticipated that this enterprise would:

(a)           Collect  raw waste (grease and septage) from customers which would constitute the raw material of Biofuel
(b)           Transport the raw materials to a processing facility controlled by the enterprise where waste convertible into Biofuel (“Feedstock”) would be separated from unusable waste which would be disposed of in an appropriate manner.
(c)           Convert the feedstock into Biofuel

It is our belief that, by controlling each step of the Biofuel production process, we will be able to compete effectively due to economies of scale.

Our current strategy to enter the field of Biofuel production is contingent upon the acquisition of entities possessing the resources which would enable us to control each step of the Biofuel production process. As of the date of this document, we are not party to any agreement with any entity which may possess or entities which collectively may possess these resources and can provide no assurance as to when or if we  may acquire any such entity or entities.

Distribution methods of the products or services:

To date, FELC has entered into contracts to provide its services primarily through competitive bidding on various projects.

Status of any publicly announced new product or service;

In May, 2008 FELC had entered into a Letter of Intent to purchase a twenty acre parcel of land to be utilized to establish a wastewater treatment facility/ biofuel facility. Upon conducting due diligence, FELC determined the land was unusable for its purposes and abandoned the proposed purchase.

FELC has since identified suitably zoned land which it feels would be adequate for the establishment of a waste collection and treatment plant and has entered into negotiations to obtain a long term lease for that property. No assurance can be given that such a lease may be obtained by us.

In July of 2008 we announced the development of Neighbors Protecting Neighbors (“NPN”), a pre-paid Residential Protection System for personal, communal and multi-family septic systems. It is our current intention to commence sales of NPN subsequent to the acquisition of property suitable for the establishment of a waste collection and treatment plant.

Competitive business conditions, the issuer’s competitive position in the industry, and methods of competition:

FELC, our operating subsidiary, is recently formed and has yet to achieve substantial revenues or profits (Revenues from inception to June 30, 2008 equal 202,549). The industries in which we compete and intend to compete are highly competitive and, especially in the area of biofuel production, characterized by rapid technological advancement. Many of our competitors have greater resources than we do.

We compete in our current areas of operation by offering what we believe to be superior service at competitive prices. We also intend to be competitive by acquiring operating companies in the Wastewater Services sector and developing commercial applications to convert our vertically collected waste to fuel and organic nutrients (fertilizer).

Sources and availability of raw materials and the names of principal suppliers:

The supplies and materials required to conduct our operations are available through a wide variety of sources and are currently obtained through a wide variety of sources.

Dependence on one or a few major customers:

During the period beginning with the inception of FELC to the quarter ended June 30, 2008 there were two customers who each accounted for 10% or more of our revenues.

During the period commencing on May 4, 2008 to June 16, 2008 services provided to the Good Samaritan Society (“GSP”) generated a total of $27,070 in revenues. The services provided by the Company to GSP consisted of Grease Pumping, diagnostic Services, and Sewer Line cleaning.

During the period commencing on February 1, 2008 to June 3, 2008 services provided to the Chera Court Community Center (“CCC”) generated a total of $20,960 in revenues. The services provided by the Company to GSP consisted of plumbing services.

We are not party to any long term agreements with either of GSP or CCC.

Patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts, including their duration:

None

The need for any government approval of principal products or services and the status of any requested government approvals:

FELC’s operations are subject to various federal, state, and local laws and regulations regarding environmental matters and other aspects of the operation of a sewer and drain cleaning and plumbing services business. For certain other activities, such as septic tank and grease pumping, FELC is subject to state and local environmental health and sanitation regulations. FELC’s current activities also require licensure as a Certified Plumbing Contractor by the State of Florida, a condition satisfied by FELC.

The production of high grade fuel and bio-organic nutrient products converted from commercial, industrial and residential waste products are highly regulated industries and the Company may have to satisfy numerous mandatory procedures, regulations, and safety standards established by federal and state regulatory agencies.

Effect of existing or probable governmental regulations on the business;

There is legislation currently enacted which we feel may have a beneficial impact on our operations by encouraging the usage of biofuels:

The Energy Policy Act of 1992:
The Energy Policy Act of 1992 (EPAct) was amended in 1998 to include biodiesel as an option for covered fleets to meet a portion of their annual Alternative Fuel Vehicle
(AFV) acquisition requirements through the purchase and use of biodiesel.
Under the Biodiesel Fuel Use Credits provisions, fleets may choose to operate existing diesel vehicles that weigh more than 8500 lbs on blends of biodiesel in lieu of purchasing a new AFV. The biodiesel component of the fuel blend must constitute at least 20% of the volume of the fuel (B20). The fleet may count the biodiesel portion of that blend towards their annual AFV requirement. For each 450 gallons of biodiesel purchased and consumed, a full vehicle credit is awarded.
Energy Policy Act of 2005
Section 1501( Renewable Content of Gasoline (Renewable Fuels Standard) of the Energy Policy Act of 2005 establishes a program requiring gasoline sold in the United States to be mixed with increasing amounts of renewable fuel (usually ethanol) on an annual average basis.

We believe that, due to rising fuel prices, the greater demand for fuel on a worldwide basis and the need to reduce dependence on foreign fuel sources, Federal and State regulatory bodies will continue to enact legislation promoting the use of renewable fuels.

National Pollutant Discharge Elimination System (NPDES):

The Clean Water Act prohibits anybody from discharging "pollutants" through a "point source" into a "water of the United States" unless they have an NPDES permit. The permit will contain limits on what you can discharge, monitoring and reporting requirements, and other provisions to ensure that the discharge does not hurt water quality or people's health. In essence, the permit translates general requirements of the Clean Water Act into specific provisions tailored to the operations of each person discharging pollutants.

NPDES permits are issued by states that have obtained EPA approval to issue permits or by EPA Regions in states without such approval. In 1995, the Florida Department of Environmental Protection received authorization from the U.S. Environmental Protection Agency (EPA) to administer the NPDES wastewater program in Florida.

In October 2000, the EPA authorized the Florida Department of Environmental Protection (DEP) to implement the NPDES storm water permitting program in the State of Florida (with the exception of Indian country lands). The program regulates point source discharges of storm water runoff from certain industrial facilities. The operators of regulated industrial facilities must obtain an NPDES storm water permit and implement appropriate pollution prevention techniques to reduce contamination of storm water runoff.

We believe that the implementation of the NPDES has a beneficial impact on our operations as services such as the ones that we provide are required in order that permit holders may comply with applicable standards.

Estimate of the amount spent during each of the last two fiscal years on research and development activities, and, if applicable, the extent to which the cost of such activities are borne directly by customers;

N/A

Costs and effects of compliance with environmental laws (federal, state and local);

We have not incurred any unusual or significant costs to remain in compliance with any environmental laws.

Number of total employees and number of full-time employees

As of the date of this document, the Company has 6 employees who are full time employees.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Full Fiscal Year

For the period from inception (December 27, 2007) to December 31, 2007 we generated no revenue and incurred net losses of $4,181. As our operating subsidiary was not formed until December 27, 2007 there is no comparable prior period.  From inception to December 31, 2007 the activities of FELC, our operating subsidiary, were primarily organizational in nature.

Interim Period from January 1, 2008 to June 30, 2008

For the period from January 1, 2008 to June 30, 2008 (“Interim Period”) we generated revenue of $202,549 and incurred net losses of $239,406. The increase in revenue from the period from inception (December 27, 2007) to December 31, 2007 (“2007 Fiscal Year”) was due solely to sales of services and is attributable to commencement of operations. The increase in Net Loss from the 2007 Fiscal Year to the Interim Period was due to:

An increase in Cost of Sales from $0 (2007 Fiscal Year) to $167,711 (Interim Period). The increase in these costs are attributable to the commencement of operations subsequent to the 2007 Fiscal Year.

An increase in Selling General and Administrative Expenses from $4,176 (2007 Fiscal Year) to $263,061 (Interim Period). The increases in these expenses are attributable to the commencement of operations subsequent to the 2007 Fiscal Year.

An increase in Other Expenses (Net of Other income) from $0 (2007 Fiscal Year) to $11,183 (Interim Period). The increase in these expenses primarily due to increased interest expenses connected to increased borrowings over the Interim Period.

Liquidity

Our sources of liquidity have historically been

(a)           Revenues from operations
(b)           Loans from senior officers
(c)           Bank Line of Credit totaling $15,000.

2007 Fiscal Year

For the 2007 Fiscal Year our sources of liquidity consisted solely of loans from senior officers specifically the amount of $4,038 lent to us by Michael S. Borish.

Interim Period
For the Interim Period our sources of liquidity consisted of:

(a)           Revenues from operations
(b)           Loans from senior officers
(c)           Bank Line of Credit totaling $15,000.

Loans from Senior Officers during the Interim Period consisted of the following:

Between January 1, 2008 and January 16, 2008 Edmund F. Curtis, a Director of the Company and President and  Chief Operating Officer of the Company, has loaned FELC the amount of $ 1,893

Between January 2, 2008 and March 3, 2008 John Holwell, a Director of the Company and Vice President of the Company, has loaned FELC the amount of $ 3,182

During the Interim Period a company controlled by Michael S. Borish the Company’s Chairman of the Board and Chief Executive Officer, and Michael S. Borish have loaned FELC the amount of $ $198,065 (not including indebtedness of $9,024 for services rendered in 2008).

As of June 30, 2008 an aggregate of 216,202 (including indebtedness of $9,024 for services rendered by Michael S. Borish in 2008) is owed to senior officers all of whom are also shareholders.

We will attempt to acquire operating companies in the Wastewater Services sector and develop commercial applications to convert our vertically collected waste to energy and organic nutrients (fertilizer).  We will also attempt to build and operate a waste collection and treatment plant in Central Florida. We are currently not party to any binding agreements to acquire one or more operating companies and have not completed due diligence to the extent that an estimate can be made based on reasonable assumptions as to the costs required to establish or acquire waste collection and treatment plant in Central Florida.

There is a strong possibility that, in attempting to accomplish the above, we may not be able to satisfy our cash requirements over the next twelve months and may be required to raise additional cash from outside sources.

In the event that we are required to raise additional cash from outside sources, we may issue equity securities or incur additional debt. There is no assurance that such funding, if required, will be available to us or, if available, will be available upon terms favorable to us.

Capital Resources

We are party to no binding agreements which would commit us to any material capital expenditures. We plan to attempt to acquire operating companies in the Wastewater Services sector and develop commercial applications to convert our vertically collected waste to energy and organic nutrients (fertilizer) and build and operate a significant waste collection and treatment plant in Central Florida.

We are currently investigating opportunities regarding the acquisition of companies in the Wastewater Services sector as well as the leasing or acquisition of companies in the Wastewater Services sector.

To that end, we have entered into a Letter of Intent regarding the acquisition by us of one such company. This letter of Intent is not binding on either party, and no assurance can be made that we will acquire this company.

In the event that we enter into a binding agreement to either (a) acquire a company or companies in the Wastewater Services sector or (b) lease or acquire companies in the Wastewater Services sector we believe we will be required to undertake significant capital expenditures. Historically, our sources of liquidity have been (a) Revenues from operations (b) Loans from senior officers and (c) Bank Line of Credit totaling $15,000.

In the event that we are required to raise additional cash from outside sources, we may issue equity securities or incur additional debt. There is no assurance that such funding, if required, will be available to us or, if available, will be available upon terms favorable to us.

On August, 18, 2008, we executed a promissory note to Diana Perlman (“Lender”), a shareholder, whereby we became obligated to pay to the order of the Lender the aggregate unpaid principal amount of all funds advanced by Lender to us or on behalf of us, together with interest thereon from the date each advance is made until paid in full, both before and after judgment, at the rate of twelve percent (12%) per annum, simple interest. It is anticipated the principal advance amount of the note will be six hundred thousand dollars ($600,000). Interest shall be paid monthly, in arrears. We have the right, with approval of the Lender, to accrue interest without penalty. As of the date of this document, no amounts have been drawn by us from Ms. Perlman.

Results of Operations

For the period beginning December 27, 2007 and ending December 31, 2007, FELC our operating subsidiary, engaged in activities which were primarily organizational in nature.

For the fiscal quarters ending March 31, 2008 and June 30, 2008 there were no unusual or infrequent events or transactions or any significant economic changes that materially affected the amount of reported income from continuing operations.

We are unaware of any known trends or uncertainties that have had or that we reasonably expect will have a material favorable or unfavorable impact on net sales or revenues or income from continuing operations, with the exception of the following:

We do believe that increasing fuel prices, increased global demand for energy, and greater usage of renewable fuels may have a positive material impact on net sales, revenues or income from continuing operations which may be derived from our proposed biofuel operations when commenced, but we can give no assurance that such positive material impact on net sales, revenues or income from continuing operations will occur or that our proposed biofuel operations will commence and, if commenced, will produce any significant sales or earnings  .

Off Balance Sheet Arrangements

We are not party to any off balance sheet arrangements, as “Off Balance Sheet Arrangement” is defined in Regulation SK  Item 303 4(ii).”

Item 3. Properties.

On January 1, 2008, FELC entered into an agreement to lease a 6000 square foot facility and seventy feet of additional land located at 7395 Hoffner Avenue, Orlando, Florida at a rate of $3700 per month. The lease is for a period of one year commencing on January 1, 2008 and expiring on December 31, 2008. The lease contains a renewal option enabling the Company to renew the lease for an additional year upon terms and conditions acceptable to the owner. Pursuant to the lease, FELC is responsible for the payment of all property taxes, maintenance, and repair charges during the term of the lease. The property is utilized full time by us.

This property is utilized as office space and is also utilized to house equipment and supplies, including vehicles tools and materials, which may be required in our operations. We believe that the foregoing property is adequate to meet our current needs

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of June 30, 2008, certain information regarding the beneficial ownership of our Common Stock of each of our officers and directors, by each person or firm who owns more than 5% of our outstanding shares and by all of our officers and directors as a group
Shareholder	Class	Amount	% of shares outstanding

David R. Koos	Common	3,310,044	9.04%
c/o Bombardier Pacific Ventures Inc.
1010 University Avenue #40
San Diego, CA 92103*

Venture Bridge Advisors Inc.	Common	2,207,842	6.02%
711 S. Carson Street, Suite 4
Carson City, NV 89701**

Diana Perlman	Common	3,172,868	9.00%
5459 Vineland Road #4310
Orlando, FL 32811

Michael Borish***	Common	10,559,258	30.00%
C/o Freedom Environmental Services, Inc.
7395 Hoffner Avenue
Orlando, Florida 32822

Edmund F.Curtis****	Common	7,039,505	20.00%
C/o Freedom Environmental Services, Inc.
7395 Hoffner Avenue
Orlando, Florida 32822

John Holwell*****	Common	3,105,664	8.80%
C/o Freedom Environmental Services, Inc.
7395 Hoffner Avenue
Orlando, Florida 32822

All Executive Officers and Directors as a Group	Common	20,704,427	58.8%

* Includes 202,500 common shares beneficially owned by David Koos and 3,107,544 common shares beneficially owned by Bombardier Pacific Ventures.  David R. Koos is the sole beneficial owner of Bombardier Pacific Ventures.

** Barbara Koos is the sole shareholder of Venture Bridge Advisors, Inc. and exercises voting and investment power over those shares held by Venture Bridge Advisors, Inc.

***Michael S. Borish is the Chairman of our Board of Directors and our Chief Executive Officer.

****Edmund F. Curtis is a Director as well as our President and Chief Operating Officer.

*****John Holwell is a Director as well as our Vice President:”

Item 5. Directors and Executive Officers.

Michael S. Borish,      Chairman of the Board of Directors, Chief Executive Officer:

Employment History:

From June 2008 to the date of this document Michael S. Borish has served as our Chairman and Chief Executive Officer.

From December, 2007 to June 2008 Michael S. Borish has served as Managing Member of FELC, our wholly owned operating subsidiary.

From2002 to the date of this document Michael S. Borish has served as President of Resort Marketing Professionals.

Edmund F. Curtis       Director, President, Chief Operating Officer:

Employment History:

From June 2008 to the date of this document Edmund F. Curtis has served as our Director, President and Chief Operating Officer.

From 2004 to 2008, Edmund F. Curtis was self employed and provided services consisting of assistance to companies in matters related to corporate restructing.

From 2003 to 2004 Edmund F. Curtis served as Senior Vice President of sales and Marketing for TRENDWEST RESORTS (a Division of Cendant Corporation). Mr. Curtis has earned   a Bachelor’s of Science Degree from the University of Vermont.

John Holwell               Director, Vice President:

Employment History:

From June 2008 to the date of this document John Holwell has served as our Director and Vice President

From 2003 to 2007 John Holwell has served as General Manager of Brownie’s Water Solutions, a plumbing and septic services company.

During the past five years, none of our officers or directors has:

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

Been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

There are no family relationships between our officers and directors.

Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael S. Borish Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	2007	0	0	0	0	0	0	0	0
Edmund F. Curtis President and Chief Operating Officer	2007	0	0	0	0	0	0	0	0
John Holwell Vice President	2007	0	0	0	0	0	0	0	0

None of our officers is currently party to any binding employment agreements and serve at the pleasure of the Board of Directors. We have not adopted a stock option plan, benefits plan, retirement plan or any long term incentive plans and did not have any stock options outstanding as of the date of this filing. We do not provide any Director's Compensation at this time.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Audit Committee and Audit Committee Financial Expert

None of our Directors may be considered independent as all directors are also officers. We are not a "listed company" under Securities and Exchange Commission (“SEC”) rules and are therefore not required to have an audit committee comprised of independent directors. We do not currently have an audit committee, however, for certain purposes of the rules and regulations of the SEC and in accordance with the Sarbanes-Oxley Act of 2002, Our Board of Directors is deemed to be our audit committee and as such functions as an audit committee and performs some of the same functions as an audit committee including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. Our Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Accordingly, our Board of Directors believes that each of its members have the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee would have.

Nominating and Compensation Committees

We do not have standing nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have a compensation committee at this time because the functions of such committee are adequately performed by the board of directors. The board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because the board of directors has performed and will perform adequately the functions of a nominating committee. We are not a "listed company" under SEC rules and are therefore not required to have a compensation committee or a nominating committee.

Shareholder Communications

There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. There are no specific, minimum qualifications that the board of directors believes must be met by a candidate recommended by the board of directors. Currently, the entire board of directors decides on nominees, on the recommendation of any member of the board of directors followed by the board’s review of the candidates’ resumes and interview of candidates. Based on the information gathered, the board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

We do not have any restrictions on shareholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware law and the federal proxy rules. The board of directors will consider suggestions from individual shareholders, subject to evaluation of the person's merits. Stockholders may communicate nominee suggestions directly to the board of directors, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. There are no formal criteria for nominees.

Because our management and directors are the same persons, the Board of Directors has determined not to adopt a formal methodology for communications from shareholders on the belief that any communication would be brought to the board of directors’ attention by virtue of the co-extensive capacities served by Messrs. Borish, Curtis and Holwell.

Related Party Transaction

During the period commencing with inception and ending July 16, 2008 Resort Marketing Professionals, Inc. (“RMP”) , a company controlled by Michael S. Borish the Company’s Chairman of the Board and Chief Executive Officer, and Michael S. Borish  have loaned FELC the amount of $ $241,128  (including indebtedness of $9,024 for services rendered in 2008) pursuant to the following terms and conditions:

All amounts advanced bear simple interest at the rate of 15% per annum from the date of advance.

All amounts advanced including accrued interest are due and payable upon three days notice by RMP or Mr. Borish.

The Company may make full or partial prepayments of any advances without penalty and to have those prepayments applied to principal or interest, at the Company’s option.

On August 13, 2008 the terms and conditions of the aforementioned indebtedness to RMP and Michael S. Borish were amended as follows:

All principal amounts advanced are due and payable no later than December 31, 2009.

Between January 2, 2008 and March 3, 2008 John Holwell, a Director of the Company and Vice President of the Company, has loaned FELC the amount of $ 3,182 pursuant to the following terms and conditions:

All amounts advanced bear simple interest at the rate of 15% per annum from the date of advance.

All amounts advanced including accrued interest are due and payable upon three days notice by Mr. Holwell.

Between January 1, 2008 and January 16, 2008 Edmund F. Curtis, a Director of the Company and President and  Chief Operating Officer of the Company, has loaned FELC the amount of $ 1,893 pursuant to the following terms and conditions:

All amounts advanced bear simple interest at the rate of 15% per annum from the date of advance.

All amounts advanced including accrued interest are due and payable upon three days notice by Mr. Curtis.

On August, 18, 2008 , we executed a promissory note to Diana Perlman (“Lender”) ,  a shareholder who as of June 30, 2008 owned 3,172,868 of our common shares, whereby we became obligated to pay to the order of the Lender   the aggregate unpaid principal amount of all funds advanced by Lender to us or on behalf of us, together with interest thereon from the date each advance is made until paid in full, both before and after judgment, at the rate of twelve percent (12%) per annum, simple interest. It is anticipated the principal advance amount of the note will be six hundred thousand dollars ($600,000). Interest shall be paid monthly, in arrears. We have the right, with approval of the Lender, to accrue interest without penalty.

Item 8. Legal Proceedings.

None

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

The following table sets forth the range of the high and low bid information for our common stock for each fiscal quarter of our last two fiscal years, and for the first two fiscal quarters of 2008, as provided by Pink Sheets.com. These prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$26	$8.8
Second Quarter	23.2	11
Third Quarter	13.4	5.8
Fourth Quarter	10	2.6

Fiscal Year Ended December 31, 2007
First Quarter	$2.00	$1.40
Second Quarter	2.60	2.40
Third Quarter	1.60	1.00
Fourth Quarter	1.20	0.4

Fiscal Year Ended December 31, 2008
First Quarter	$0.40	$0.31
Second Quarter	1.08	0.15

As of June 30, 2008, there were 35,157,908  shares of our common stock outstanding held by approximately 417 stockholders of record, solely based upon the count our transfer agent provided us as of that date. This number does not include:

•   any beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries, or

•   broker-dealers or other participants who hold or clear shares directly or indirectly through the Depository Trust Company, or its nominee, Cede & Co.

With the exception of the spin off of all shares of Frezer, Inc., a wholly owned subsidiary of us, to all holders of common stock of record as of May 31, 2005 as a dividend in kind paid on June 15, 2005, we have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future. We anticipate that we will retain future earnings, if any, to fund the development and growth of our business. The Delaware general Corporation Law (“DGCL”) prohibits us from declaring and paying a dividend on our capital stock at a time when we do not have either (as defined under that law):

•   a surplus, or, if we do not have a surplus,

•   net profit for the year in which the dividend is declared and for the immediately preceding year.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The Company’s transfer agent is Colonial Stock Transfer Company, Inc. Colonial Stock Transfer, Inc. is registered under the Securities and Exchange Act of 1934. Contact information for Colonial Stock Transfer Company, Inc. is as follows:

Colonial Stock Transfer Company, Inc.
66 Exchange Place, Suite 100
Salt Lake City, UT 84111
Phone: (801) 355-5740
Fax: (801) 355-6505

Penny Stock Status of our Common Shares

Our common stock is a "penny stock," as defined in Rule 3a51-1 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as the common stock of Freedom Environmental Services, Inc. is subject to the penny stock rules, it may be more difficult to sell our common stock.

Item 10. Recent Sales of Unregistered Securities.

In January 2005 we issued 37,585 common shares (“Shares”) valued at $1,355,064 as consideration for services rendered by Consultants. These services consisted of:
Assistance in managing our day to day affairs.
Assistance in the identification of suitable locations to potentially be leased by us for use as a cellular storage facility.
Assistance in development of technology related to cellular storage activities.
Legal services.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

The shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In January of 2005, we closed (the "Closing") the sale of 21,000  shares (the "Shares") of our common stock at an aggregate purchase price of $84,000   to  purchasers, who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $84,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In February of 2005, we closed (the "Closing") the sale of 29,000  shares (the "Shares") of our common stock at an aggregate purchase price of $116,000   to  purchasers, who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $116,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In March of 2005 we issued 75,650 common shares (“Shares”) valued at $477,700 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.
Assistance in the identification of suitable locations to potentially be leased by us for use as a cellular storage facility.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In April of 2005 we issued 35,882 common shares (“Shares”) valued at $141,000 as consideration for  services rendered by Consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.
Assistance in the identification of suitable locations to potentially be leased by us for use as a cellular storage facility.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In April of 2005, we closed (the "Closing") the sale of  14,743 shares (the "Shares") of our common stock at an aggregate purchase price of $ 58,973  to  purchasers who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $58,973, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In May of 2005 we issued 50,000 common shares (“Shares”) valued at $175,000 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.
Assistance in the identification of suitable locations to potentially be leased by us for use as a cellular storage facility.
Assistance in development of technology related to cellular storage activities

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In June of 2005 we issued 300,000 common shares (“Shares”) valued at $606,000 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:

Assistance in development of procedures required in order that we may be licensed in the State of California to engage in cellular storage activities

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In June of 2005, we closed (the "Closing") the sale of 100,000  shares (the "Shares") of our common stock at an aggregate purchase price of $40,000 to  purchasers who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $ 40,000 were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In August of 2005 we issued 15,000 common shares (“Shares”) valued at $5,200  as consideration for services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Identification of potential funding sources

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In September of 2005 we issued 31,250 common shares (“Shares”) valued at $57,800  as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Identification of potential funding sources

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In November of 2005 we issued 345,000 common shares (“Shares”) valued at $268,500 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in identifying sources of equipment which would be required for cellular storage activities within the State of California.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In December of 2005, we closed (the "Closing") the sale of   84,310  shares (the "Shares") of our common stock at an aggregate purchase price of $ 52,500  to  purchasers who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $ 52,500 were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In December of 2005 we issued 17,842 common shares (“Shares”) valued at $8,634 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

Between January 1, 2005 and August 25, 2006,  we issued $ 575,000 of convertible debentures (“Convertible Debentures”) at an aggregate purchase price of $575,000 to 7 purchasers, all of whom are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

These Convertible Debentures entitled the holders to

(i) receive interest payments equivalent to 5.75 percent of the total revenue, if any, generated by our then planned stem cell cryostorage facilities,

(ii) convert into the common shares of the Company at $20.00 per common share and

(iii) were due and payable on June 30, 2016.

These debentures were callable in five years at 120 percent of face value.

The net proceeds of the sale, which were $575,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Convertible Debentures were sold directly through the management of the Company.  No commission or other consideration was paid in connection with the sale of the Convertible Debentures. There was no advertisement or general solicitation made in connection with this Offer and Sale of Convertible Debentures.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Convertible Debentures for himself;

Written disclosure was given  to each purchaser prior to sale that the Convertible Debentures have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Convertible Debentures stating that the Convertible Debentures have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Convertible Debentures.

The offer and sale of the Convertible Debentures was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Convertible Debentures, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Convertible Debentures.

In January 2006 we issued 5,000 common shares (“Shares”) valued at $5,000 as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In February 2006 we issued 23,286 common shares (“Shares”) valued at $106,850  as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:

Assistance in identifying sources of equipment which would be required for cellular storage activities within the State of California.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

Between February and March of 2006, we closed (the "Closing") the sale of 33,750 shares (the "Shares") of our common stock at an aggregate purchase price of $ 250,000   to  purchasers, who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $250,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In  April of 2006, we closed (the "Closing") the sale of  6,250  shares (the "Shares") of our common stock at an aggregate purchase price of $ 50,000  to  a purchaser who is an  “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $50,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In May of 2006, we closed (the "Closing") the sale of 4,525 shares (the "Shares") of our common stock at an aggregate purchase price of $36,200  to  purchasers, who are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $36,200, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In May of 2006, the Company closed (the "Closing") the sale of  9,375 shares (the "Shares") of our common stock at an aggregate purchase price of $ 75,000  to  a purchaser who is an  “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $75,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In June of 2006, we closed (the "Closing") the sale of 1250  shares (the "Shares") of our common stock at an aggregate purchase price of $10,000   to  a purchaser who is an  “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $10,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management. No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In June of 2006 we issued 14,250 common shares (“Shares”) valued at $90,015  as consideration for  services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.
These services consisted of:
Assistance in managing our day to day affairs.

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares

Between April and June  of 2006, 120,312 of our common shares were issued upon conversion of $575,000 of  face value of Convertible Debentures (“Conversion”) to the  holders of the Convertible debentures , all of whom are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

Prior to the Conversion, the terms of the Convertible Debentures were amended to allow for conversion into our common shares at $0.23896 per common share.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

In July, 2006 we issued 16,203 common shares (“Shares”) valued at $22,904  as consideration for  services rendered by Consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

These services consisted of:
Assistance in managing our day to day affairs

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In August, 2006 we issued 250,000 common shares (“Shares”) valued at $18,000 as consideration for services rendered by consultants. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

These services consisted of:
Assistance in managing our day to day affairs

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In July of 2006 we closed (the "Closing") the sale of 17,053 shares (the "Shares") of our common stock, par value $0.001.001 per share, at an aggregate purchase price of $171,200 to purchasers, all of whom are “accredited investors” as “accredited investor” is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (“Securities Act”).

The net proceeds of the sale, which were $135,000, were utilized for general working capital purposes.

No underwriters were retained to serve as placement agents for the sale. The Shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the Shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

In accordance with Rule 502(d) of Regulation D:

Reasonable inquiry was made by us to determine that the purchaser is acquiring the Shares for himself;

Written disclosure was given  to each purchaser prior to sale that the Shares have not been registered under the Act and, therefore, cannot be resold unless they are registered under the Act or unless an exemption from registration is available; and

A legend was placed on the certificate that evidences the Shares stating that the Shares have not been registered under the Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

The offer and sale of the Shares was exempt from the registration provisions of the Securities Act by reason of Section 4(2) thereof and Rule 506 of Regulation D thereunder. Management made its determination of the availability of such exemption based upon the facts and circumstances surrounding the offer and sale of the Shares, including the representations and warranties made by the purchasers and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares.

On September 27, 2007 we issued 25,000 of our common shares valued at $40,000 (“Shares”) to one individual as consideration for services previously rendered. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

These services consisted of:
Assistance in managing our day to day affairs

The number of shares issued was determined through negotiation with the consultants, such negotiation arriving at a mutually acceptable number of shares.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

On June 11, 2008 we issued 12,746,444 of our common shares (“Shares”) to creditors as consideration for settlement of indebtedness of $287,066. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

 No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

On June 24, 2008 we issued 20,704,427 of our common shares (“Shares”) to the members of FELC as consideration the acquisition of FELC. The Shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management.  No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of Shares.

* All shares adjusted for splits. Does not include 30,800,000 common shares issued and subsequently cancelled.

Item 11. Description of Registrant’s Securities to be Registered.

Common Shares

A. Par value

The Common shares have a par value of $0.001 per share. The Number of Common Shares Authorized is 100,000,000 shares. There is currently only one class of securities (Common) issued and outstanding.

B. Common Stock Dividend, voting and preemption rights.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The Company's common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of the Company's common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of the Company's common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefore. Upon the Company's liquidation, dissolution or winding up, after payment to creditors, the holders of the Company's common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to the Company's common stockholders. The Company's bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting. The stockholders do not have any preemptive rights or conversion rights.

Item 12. Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation and Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

Item 13. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Freedom Environmental, Inc.
Orlando, Florida

We have audited the accompanying consolidated balance sheet of Freedom Environmental, Inc. and Subsidiaries as of December 31, 2007 and June 30, 2008 and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year and six  months then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Environmental, Inc., and the results of their operations and their cash flows for the six months and year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated  financial statements have been prepared assuming the Company  will  continue as a going  concern.  As discussed in Note 7 to the consolidated financial statements, the Company had an accumulated deficit of $243,582 and a working capital deficit of $252,153  at June 30, 2008.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management's plans in regard to these  matters  are also  described  in Note  7.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Kramer Weisman and Associates, LLP
Davie, Florida
October 17, 2008

FREEDOM ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	as of	as of
	June 30, 2008	December 31, 2007
ASSETS

Current Assets
Cash	$-	-
Accounts Receivable	47,129	-
Total current assets	47,129	-

Property and Equipment
Automobiles	23,311	-
Furniture and Equipment	1,250	-
Leasehold Improvements	891	-
Less: Accumulated Depreciation	(1,243)
Total property and equipment	24,209	-

Other Assets
Intangible Assets	850
Deposits	5,250	-
Total other assets	6,100	-

TOTAL ASSETS	$77,438	$-

LIABILITIES
Current Liabilities
Accounts Payable	$37,905	$138
Credit Card Payable	15,440
Line of Credit	15,096
Accrued Interest	9,826
Bank Overdraft	4,813
Shareholder Loan	216,202	4,038

Total Current Liabilities	299,282	4,176
Long Term Liabilities
Automobile Loan	21,738
TOTAL LIABILITIES	321,020	4,176

Common Stock, par value $.001 per share 20,704,427 and	35,157	20,704
35,157, 908 shares issued and outstanding at
December 31, 2007 and June 30, 2008 respectively

Paid in Capital	(35,157)	(20,704)
Retained Earnings(Deficit)	(243,582)	(4,176)

Total Stockholders' Equity	(243,582)	(4,176)

TOTAL LIABILITIES AND SHAREHOLDER EQUITY	$77,438	$-

See Notes to Financial Statements

FREEDOM ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
AND SIX MONTHS ENDED JUNE 30, 2008

		Period from Inception
	Six Months	(December 27, 2007)
	ended	to
	June 30, 2008	Dec. 31, 2007
INCOME
Revenue	$202,549	$-

COST OF SALES
Wages	138,370
Materials	13,551
Disposal	6,404
Sub-Contractors	2,530
Equipment Rental	6,856
COST OF SALES	167,711

Gross Profit	34,838	-

SELLING GENERAL AND ADMINISTRATIVE EXPENSES
Wages	29,778
Payroll Processing Fees	1,479
License and Permit Fees	520
Insurance	34,373
Commissions	9,690	1,500
Professional Fees	33,631	1,500
Rental Expense	21,447
Telephone and Computer Expense	11,823
Advertising and Promotion	11,654	35
Equipment and Automotive	72,981	113
Office Expense	5,441
Depreciation	1,243
Bank Charges	2,531	-
Travel	2,162
Utilities	1,934	138
Taxes	17,209
Miscellaneous	5,165	890
Total Operating Expenses	263,061	4,176

NET LOSS BEFORE OTHER INCOME & EXPENSES	$(228,223)	$(4,176)
OTHER INCOME AND EXPENSES
Other Income	$227
Other Expense	$(708)
Interest Expense	(10,702)	-
Total Other Income and Expenses	$(11,183)
NET LOSS	$(239,406)	$(4,176)

LOSS PER COMMON SHARE- BASIC AND DILUTED	$(0.0104)	$(0.0002)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING-
BASIC AND DILUTED	21,909,841	20,704,427

See Notes to Financial Statements

Freedom Environmental Services, Inc.
Consolidated Statement of Changes in Stockholders' Equity
From Inception (December 27, 2007) through June 30, 2008

			Additional
	Common		Paid-in	Retained	Total Stockholder’s
	Shares	Amount	Capital	Earnings	Equity
				(Deficit)	(Deficit)

Balance December 27,2007	20,704,427	20,704	(20,704)		-
Net Loss December 27, 2007
through December 31, 2007				(4,176)	(4,176)
Balance December 31, 2007	20,794,427	20,704	(20,704)	(4,176)	(4,176)

Common Stock issued for Reverse Merger	14,453,481	14,453	(14,453)
Net Loss June 30,2008				(239,406)	(239,406)
Balance September 30, 2006	35,157,908	35,157	(35,157)	(243,582)	(243,582)

See Notes to Financial Statements

FREEDOM ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION(December 27,2007) to DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(4,176)
Adjustments to reconcile net loss to cash provided (used) by operating activities:

Depreciation and amortization	-

(Increase) decrease of assets:
Accounts Receivable	-
Intangible Assets
Deposit
(Decrease) increase in liabilities:
Accounts Payable	138
Bank Overdraft
Accrued Interest
Automobile Loan
Credit Card Payable
NET CASH FLOWS FROM OPERATING ACTIVITIES	(4,038)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-
NET CASH PROVIDED BY INVESTING ACTIVITIES	-

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from Shareholder	4,038
Proceeds from Line of Credit	-
NET CASH FLOWS FROM FINANCING ACTIVITIES	4,038

NET INCREASE IN CASH	-

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURES
Interest Paid	$-
Taxes Paid	$-

See Notes to Financial Statements

FREEDOM ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENT OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(239,406)
Adjustments to reconcile net loss to cash provided (used)
by operating activities:
Depreciation and amortization	1,243

(Increase) decrease of assets:
Accounts Receivable	(47,129)
Intangible Assets	(850)
Deposits	(5,250)
(Decrease) increase in liabilities:
Accounts Payable	37,767
Bank Overdraft	4,813
Accrued Interest	9,826
Automobile Loan	21,738
Credit Card Payable	15,440
NET CASH FLOWS FROM OPERATING ACTIVITIES	(201,808)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(25,452)
NET CASH PROVIDED BY INVESTING ACTIVITIES	(25,452)

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from Shareholder	212,164
Proceeds from Line of Credit	15,096
NET CASH FLOWS FROM FINANCING ACTIVITIES	227,260

NET INCREASE IN CASH	-

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURES
Interest Paid	$877.00
Taxes Paid	$17,209.00

See Notes to Financial Statements

FREEDOM ENVIRONMENTAL SERVICES,  INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007
AND SIX MONTHS ENDED JUNE 30, 2008

Note 1 – General Organization and Business

Freedom Environmental Services, Inc. (“Company”) was incorporated under the laws of the State of Delaware on October 6, 1978 as United States Aircraft Corp and has undergone numerous name changes, the most recent being on June 11, 2008 when the Company amended its certificate of incorporation in order that it may change its name from BMXP Holdings, Inc. to Freedom Environmental Services, Inc.

Freedom Environmental Services, Inc., formerly known as BMXP Holdings, Inc. from August 2006 to June 2008 ("the Company"), a Delaware corporation, was formerly organized as Neo-vision Corp during the years 2001-2002 and subsequently was Storage Suites America, Inc. from November 2002 to December 2004 and Bio-Matrix Scientific Group, Inc. from December 2004 to August 2006.

On June 24, 2008 the Company acquired 100% of the membership interests in Freedom Environmental Services, LLC (“FELC”), a Florida Limited Liability Company established December 27, 2007, for consideration consisting of 20,704,427 shares of the common stock of the Company. As a result of this transaction, the former members of FELC hold approximately 59% of the voting capital stock of the Company immediately after the transaction and the composition of the senior management of the Company became the senior management of FELC. For financial accounting purposes, this acquisition was a reverse acquisition of the Company by FELC under the purchase method of accounting, and was treated as a recapitalization with FELC as the acquirer in accordance with Paragraph 17 of SFAS 141. Accordingly, the historical financial statements presented are those of FELC.

The Company, through its wholly owned subsidiary FELC, is in the business of providing Wastewater and Storm-water System Management, Grease and Organics Collection and Disposition and Commercial Plumbing and Water System Management to commercial customers and wastewater management services to residential customers. The Company also intends to develop and produce fuels and natural bio-organic products (such as fertilizer) derived from waste and by-products

The Company’s plans in this area consist of attempting to develop Vertical Organic Collection System platforms within regional and super-regional metropolitan areas by acquiring market leading operators as platforms and utilizing this business model in building regional facilities to produce high grade fuel and bio-organic nutrient products converted from commercial, industrial and residential waste products in the southeast and nationwide. There can be no assurance given that such leading operators will be acquired.

On June 24, 2008 the Company purchased 100% of the membership interests in FELC or consideration consisting of 20,704,427 newly issued shares of common stock representing 59.20% of the issued and outstanding share capital of the Company. On June 24, 2008 the former management and directors of the company resigned and the former members of FELC were appointed as follows:

Michael S. Borish was named Chairman of the Board of Directors and was appointed Chief Executive Officer.

Edmund F. Curtis joined the Board of Directors and was appointed President and Chief Operating Officer of the Company.

John Holwell joined the Board of Directors and was appointed Vice President of the Company.

COMMON STOCK OUTSTANDING

The stockholders' equity section of the Company contains the following classes of capital stock as of June 30, 2008:
    * Preferred stock, $ 0.001 par value; 75,000,000 shares authorized: -0- shares issued and outstanding.

    * Common stock, $ 0.001 par value; 100,000,000 shares authorized: 35,157,908 shares issued and outstanding

Note 2 – Summary of Significant Accounting Policies and Practices

Basis of Accounting

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America.  Revenues and expenses are reported on the accrual basis, which means that income is recognized as it is earned and expenses are recognized as they are incurred.

Use of Estimates

The Company’s significant estimates includes allowance for doubtful accounts and accrued expenses. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Cash and Cash Equivalents

Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

CONCENTRATION OF CREDIT RISK

Financial   instruments   that   potentially   subject   the   Company to concentrations of credit risk consist principally of cash. The Company maintains cash balances at one financial institution, of which is insured by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC insured institution insures up to $100,000 on account balances. The company has not experienced any losses in such accounts.

Fair value of financial instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, debenture and loans payable approximate their fair market value based on the short-term maturity of these instruments.

Accounts Receivable

The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Machinery and equipment are depreciated over 10 years. Furniture and fixtures are depreciated over 10 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Other Intangible Assets

Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so.

Revenue Recognition

In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, revenue is recognized when the services have been rendered and are billable.

Advertising Expense

The Company follows the provisions of Statement of Position (SOP) 93-7, “Reporting on Advertising Costs,” in accounting for advertising costs.  Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements.

Income taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  Under this method,  deferred income tax assets and liabilities are determined based on differences  between the financial reporting and tax bases of assets and  liabilities  and are measured using the enacted tax rates and laws  that will be in effect  when the  differences  are  expected  to reverse.

Had income taxes been determined based on an effective tax rate of 37.6% consistent with the method of SFAS 109, the Company's net losses for all periods presented would not materially change.

EARNINGS (LOSS) PER SHARE

Earnings (loss) per share is computed in accordance with SFAS No. 128, "Earnings per Share". Basic earnings (loss) per share is computed by dividing net income (loss), after deducting preferred stock dividends accumulated during the period, by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares of common stock, common stock equivalents and other potentially dilutive securities outstanding during the period. The outstanding warrants at June 30, 2008 and 2007 respectively are anti-dilutive and therefore are not included in earnings (loss) per share.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, accounts payable and accrued expenses, and debt.  The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.  The estimated fair value is not necessarily indicative of the amounts the Company would realize in a current market exchange or from future earnings or cash flows.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company adopted SFAS No. 123R, "Accounting for Stock-Based Compensation". This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service.

In addition, a public entity is required to measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value. The fair value of that award has been remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period.

NON-EMPLOYEE STOCK BASED COMPENSATION

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

COMMON STOCK PURCHASE WARRANTS

The Company accounts for common stock purchase warrants in accordance with the provisions of Emerging Issues Tack Force Issue (“EITF”) issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).  Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement, or (ii) gives the company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement).  The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the company), or (ii) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141(R) “Applying the Acquisition Method”, which is effective for fiscal years beginning after December 15, 2008.  This statement retains the fundamental requirements in FAS 141 that the acquisition method be used for all business combinations and for an acquirer to be identified for each business combination. FAS 141(R) broadens the scope of FAS 141 by requiring application of the purchase method of accounting to transactions in which one entity establishes control over another entity without necessarily transferring consideration, even if the acquirer has not acquired 100% of its target.  Among other changes, FAS 141(R) applies the concept of fair value and “more likely than not” criteria to accounting for contingent consideration, and preacquisition contingencies.  As a result of implementing the new standard, since transaction costs would not be an element of fair value of the target, they will not be considered part of the fair value of the acquirer’s interest and will be expensed as incurred.

In December 2007, the FASB also issued FAS No. 160, “Accounting for Noncontrolling Interests”, which is effective for fiscal years beginning after December 15, 2008.  This statement clarifies the classification of noncontrolling interests in the consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and the holders of non-controlling interests.  The Company does not expect that the adoption of this standard will have a significant impact on its financial condition, results or operations, cash flows or disclosures.

In December 2007, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 110. This guidance allows companies, in certain circumstances, to utilize a simplified method in determining the expected term of stock option grants when calculating the compensation expense to be recorded under Statement of Financial Accounting Standards (SFAS) No. 123(R),   Share-Based Payment  . The simplified method can be used after December 31, 2007 only if a company’s stock option exercise experience does not provide a reasonable basis upon which to estimate the expected option term. Through 2007, we utilized the simplified method to determine the expected option term, based upon the vesting and original contractual terms of the option. On January 1, 2008, we began calculating the expected option term based on our historical option exercise data. This change did not have a significant impact on the compensation expense recognized for stock options granted in 2008.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS No. 161"). SFAS No. 161 amends and expands the disclosure requirement for FASB Statement No. 133, "Derivative Instruments and Hedging Activities" ("SFAS No. 133"). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of January 1, 2009.

In April 2008, FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company has not determined the impact on its financial statements of this accounting standard.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and provides entities with a framework for selecting the principles used in preparation of financial statements that are presented in conformity with GAAP. The current GAAP hierarchy has been criticized because it is directed to the auditor rather than the entity, it is complex, and it ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as FASB Statements of Financial Accounting Standards, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should be directed to entities because it is the entity (not its auditors) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. The adoption of FASB 162 is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In May, 2008 the FASB issued FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).  ” APB 14-1 requires the issuer to separately account for the liability and equity components of convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The guidance will result in companies recognizing higher interest expense in the statement of operations due to amortization of the discount that results from separating the liability and equity components. APB 14-1 will be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the impact of adopting APB 14-1 on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications

Certain prior periods' balances have been reclassified to conform to the current period's financial statement presentation. These reclassifications had no impact on previously reported results of operations or stockholders' equity.

Note 3 – Line of Credit

The Company has a line of credit with Royal Bank of Canada. The line is for one year and carries an interest rate of LIBOR +3%.

Note 4 –Loans from Shareholders

Loans from shareholders are unsecured, non-interest bearing advances, which are anticipated to be repaid within the current year. As such they are disclosed as a current asset. These loans were issued as due and payable upon three days demand from the shareholder and bear simple interest at the rate of 15% per annum from the date each advance is made until paid in full and that the company may prepay any advance in whole or in part without penalty and may, at its option, have such prepayment applied to principal or interest.

Subsequent to June 30, 2008, $211,128 of shareholder loans were amended on August 13, 2008 to require payment of principal no later than December 31, 2009.

Note 5 – Income taxes

As of June 30, 2008, the Company had not filed a tax return for the current year. As such the Company has not established any U.S. federal and state net operating loss carry forwards available to offset future taxable income. Deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, the deferred tax assets are fully offset by a valuation allowance at June 30, 2008.

Note 6 – Commitment and Contingencies

On January 1, 2008, FELC entered into an agreement to lease a 6000 square foot facility and seventy feet of additional land at a rate of $3700 per month. The lease is for a period of one year commencing on January 1, 2008 and expiring on December 31, 2008. The lease contains a renewal option enabling the Company to renew the lease for an additional year upon terms and conditions acceptable to the owner. Pursuant to the lease, FELC is responsible for the payment of all property taxes maintenance and repair charges during the term of the lease.

On February 26, 2008, FELC financed $23,311 to purchase of a 2008 Ford F-150 motor vehicle. The loan bears no interest and is payable in 60 monthly installments of $388.52

Note 7– Other Items

As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $243,582 and a working capital deficit of $252,153 at June 30, 2008.  While the Company is continuing to increase sales, other sources of revenue will be necessary for the current year.  Management may attempt to raise additional funds by way of a public or private offering.  While the Company believes in the viability of its strategy to improve sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable

Item 15. Financial Statements and Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit number	Exhibit

3(i) (Filed previously)	Articles of Incorporation

3(ii) (Filed previously)	ByLaws

10.1(Filed previously)	Stock Purchase Agreement by and between BMXP Holdings and Michael S. Borish, Edmund F. Curtis and John Holwell

10.2(Filed previously)	Lease Agreement

10.3(Filed previously)	Form of Note to Resort Marketing International dated December, 2007

10.4(Filed previously)	Form of Note to Resort Marketing International dated August 2008

10.5(Filed previously)	Form of Note to Diana Perlman

SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized.

FREEDOM ENVIRONMENTAL SERVICES, INC.

/s/ Michael S. Borish
Chairman, CEO, Acting CFO
Date: October 21, 2008